EXHIBIT 99.2

COMMSCOPE REPORTS SECOND QUARTER RESULTS


     HICKORY, N.C., July 24 /PRNewswire/ -- CommScope, Inc. (NYSE: CTV), a world leader in the manufacture of broadband and high-performance communication cables, today announced second quarter results for the period ended June 30, 2001. Earnings for the current quarter, excluding charges related to impairment of certain assets, were $13.9 million, or $0.27 per diluted share compared to $0.42 per diluted share in the second quarter of 2000. Including these charges, net income for the current quarter was $6.0 million, or $0.11 per diluted share.

     Sales for the second quarter decreased 17% to $199.9 million, compared to $241.2 million in the second quarter of 2000. Revenues reflect the slowdown in telecommunications spending. Domestic sales were $156.0 million in the current quarter, compared to $180.5 million in the second quarter of 2000. International sales were $43.9 million in the current quarter, compared to $60.7 million in the same period last year.

     Orders booked in the current quarter were $156.2 million, down 47% from the $293.4 million booked in the second quarter of 2000.


     Charges Taken during the Second Quarter

     As previously stated, the Company has taken a number of steps to manage cost and has been evaluating all aspects of its business. As a result of its review, the Company recorded pretax charges of approximately $12.6 million, or approximately $0.15 per diluted share, net of tax, related to the impairment of certain assets. These adjustments include equipment charges and a write-down of the Kings Mountain facility, which was under construction. Equipment that was intended for the Kings Mountain facility is expected to be redeployed overseas. The write-off of an investment in an unconsolidated affiliate was also included in the charges.

     Chairman and Chief Executive Officer Frank M. Drendel said, "In light of the ongoing industry conditions, we have adjusted our manufacturing and staffing plans to align CommScope with the realities of the current market. Despite this challenging economic environment, we have maintained production flexibility and service capabilities, paid down more than $30 million in debt this year and have remained profitable. We believe that we have taken the right steps to position CommScope for long-term success."


    Other Second-Quarter Highlights

     * Despite strong shipments of fiber optic cable, Broadband/Video sales worldwide decreased 11% year over year to approximately $159.6 million for the current quarter. Domestic Broadband/Video sales decreased approximately 4% year over year. International sales were $43.9 million for the current quarter, down 28% year over year. Sales of fiber optic cable grew to more than 15% of total Company sales in the quarter.

     * Local Area Network (LAN) sales rose 4% to $25.8 million in the current quarter compared to $24.9 million in the same period last year. LAN sales rose 7% sequentially.

     * Wireless and Other Telecom sales were $14.5 million in the current quarter, down from $36.5 million in the same period last year, due primarily to lower sales of Other Telecom products related to telephone central office applications. While sales of Wireless products were also down year over year, sales increased more than 10% sequentially.

     * Total Company gross margin for the second quarter was approximately 24.2%, down slightly sequentially and down approximately 250 basis points from the second quarter of 2000. The year over year decline in gross margin resulted primarily from lower sales volumes and shifting product mix. Operating margin in the second quarter was 5.8%. Excluding special charges, operating margin was approximately 12.1%.


    Conference Call Information

     The Company plans to hold a telephonic conference call to discuss the CommScope and Furukawa joint ventures and second quarter results today at 5:00 p.m. Eastern Time. To participate in the conference call, all participants should dial 212-896-6010. Please plan to dial in about 10 minutes before the start of the call to facilitate a timely connection. A simultaneous webcast and slide presentation of the conference call can be accessed from the CommScope website at http://www.commscope.com or http://www.videonewswire.com/COMMSCOPE/072401/ .
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     If you are unable to participate in the call and would like to hear a telephonic replay, you may dial 800-633-8284. International callers should dial 858-812-6440 for the replay. The replay ID is 19258169. The replay will be available through Thursday, July 26, 2001. A webcast replay will also be archived for a limited period of time following the conference call via the Internet on CommScope's web site (http://www.commscope.com).

     CommScope is the world's largest manufacturer of broadband coaxial cable for Hybrid Fiber Coax (HFC) applications and is a leading supplier of high-performance fiber optic and twisted pair cables for LAN, wireless and other communications applications.

     This press release contains forward-looking statements regarding sales and outlook that are based on information currently available to management, management's beliefs and a number of assumptions concerning future events. Forward-looking statements are not a guarantee of performance and are subject to a number of uncertainties and other factors, which could cause the actual results to differ materially from those currently expected. The potential risks and uncertainties that could cause actual results to differ materially include, but are not limited to, the ability of the company to implement cost reductions in a timely manner and the success of those actions, worldwide economic conditions, telecommunications industry capital spending, expected demand from AT&T and others, excess capacity, changes in cost and availability of key raw materials, successful implementation of the bimetals operation and other vertical integration activities, pricing and acceptance of CommScope's products, successful expansion and related operation of our facilities, effective implementation of our integrated information system, developments in technology, industry competition, ability of our customers to secure adequate financing, regulatory changes affecting our industries and other factors. For a more detailed description of factors that could cause such a difference, please see CommScope's filings with the Securities and Exchange Commission. In providing forward-looking statements, the Company does not intend, and is not undertaking any duty or obligation, to update these statements as a result of new information, future events or otherwise.


                              CommScope, Inc.
                   Condensed Consolidated Statements of Income
          (Unaudited--in thousands, except net income per share amounts)



                                       Three Months Ended    Six Months Ended
                                            June 30,             June 30,
                                         2001       2000      2001       2000


    Net sales                        $199,899   $241,244  $417,259   $445,183

    Operating costs and expenses:

      Cost of sales                   151,589    176,863   316,155    328,449
      Selling, general and
       administrative                  20,579     20,080    42,545     38,477
      Research and development          2,145      4,955     3,625      8,593
      Amortization of goodwill          1,341      1,342     2,683      2,685
      Impairment charges for fixed
       assets and investments          12,615        -      12,615        -

          Total operating costs and
           expenses                   188,269    203,240   377,623    378,204


    Operating income                   11,630     38,004    39,636     66,979
    Other income (expense), net          (306)       495      (131)       480
    Interest expense                   (2,052)    (2,588)   (4,074)    (4,976)
    Interest income                       217         53       375        445


    Income before income taxes          9,489     35,964    35,806     62,928
    Provision for income taxes         (3,511)   (13,671)  (13,249)   (23,908)

    Net income                       $  5,978   $ 22,293  $ 22,557   $ 39,020


    Net income per share:

      Basic                          $   0.12   $   0.44  $   0.44   $   0.76
      Assuming dilution (a)          $   0.11   $   0.42  $   0.43   $   0.74

    Weighted average shares
     outstanding:

      Basic                            51,385     51,151    51,350     51,046
      Assuming dilution (a)            52,231     56,249    52,133     56,167


    (a) Calculation of net income
         per share, assuming
         dilution:

          Net income (basic)         $  5,978   $ 22,293  $ 22,557   $ 39,020
          Convertible debt add-back
           *                               --      1,179        --      2,361
               Numerator (assuming
                dilution)            $  5,978   $ 23,472  $ 22,557   $ 41,381


          Weighted average shares
           (basic)                     51,385     51,151    51,350     51,046

          Dilutive effect of:

            Stock options                 846      1,518       783      1,541
            Convertible debt *             --      3,580        --      3,580
               Denominator (assuming
                dilution)              52,231     56,249    52,133     56,167


* On December 15, 1999, the Company issued $172.5 million in convertible notes, which are convertible into shares of common stock at a converison rate of 20.7512 shares per $1,000 principal amount. The effect of the assumed conversion of these notes was excluded from the calculation of net income per share, assuming dilution, for the three and six months ended June 30, 2001 because it would have been antidilutive in both periods.



                              CommScope, Inc.
                   Condensed Consolidated Balance Sheets
                     (In thousands, except share amounts)


                                            (Unaudited)
                                               June 30,          December 31,
                                                  2001                  2000

                             Assets

    Cash and cash equivalents                 $ 17,908              $  7,704
    Accounts receivable, less allowance
     for doubtful accounts of
     $12,472 and $9,187, respectively          158,984               197,536
    Inventories                                 53,531                63,763
    Prepaid expenses and other current assets    3,687                 3,364
    Deferred income taxes                       18,329                17,296
          Total current assets                 252,439               289,663



    Property, plant and equipment, net         267,590               251,356
    Goodwill, net of accumulated
     amortization of $56,615 and $54,140,
     respectively                              153,981               156,685
    Other intangibles, net of accumulated
     amortization of $36,108 and $34,796,
     respectively                               12,657                13,969


    Other assets                                 6,109                 9,509

          Total Assets                        $692,776              $721,182


                        Liabilities and
                      Stockholders' Equity

    Accounts payable                          $ 23,358              $ 39,958
    Other accrued liabilities                   38,217                38,481
    Current portion of long-term debt            2,551                 2,120
          Total current liabilities             64,126                80,559

    Long-term debt, less current portion       192,866               225,316
    Deferred income taxes                       21,291                24,006
    Other noncurrent liabilities                18,721                16,781
          Total Liabilities                    297,004               346,662

    Commitments and contingencies

    Stockholders' Equity:
      Preferred stock, $.01 par value;
       Authorized shares:  20,000,000;
       Issued and outstanding shares:
       None at June 30, 2001 and
       December 31, 2000                            --                    --
      Common stock, $.01 par value;
       Authorized shares:  300,000,000;
       Issued and outstanding shares:
       51,412,820 at June 30, 2001;
       51,263,703 at December 31, 2000             514                   513
      Additional paid-in capital               178,138               175,803
      Retained earnings                        223,359               200,802
      Accumulated other comprehensive loss      (6,239)               (2,598)
          Total Stockholders' Equity           395,772               374,520

          Total Liabilities and
           Stockholders' Equity               $692,776              $721,182



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SOURCE  CommScope, Inc.

Web site:  http://www.commscope.com
           ------------------------
http://www.videonewswire.com/COMMSCOPE/072401
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CONTACT: Phil Armstrong, Investor Relations, +1-828-323-4848, or
Betsy Lambert, APR, Media Relations, 828-323-4873, both of
CommScope